Exhibit 99.1
FOR IMMEDIATE RELEASE
QUESTCOR REPORTS THIRD QUARTER RESULTS
Now Cash Flow Positive from Operations
Union City, CA — November 12, 2007 — Questcor Pharmaceuticals, Inc. (AMEX:QSC) today reported its financial results for the third quarter ended September 30, 2007. As previously announced on August 27, 2007, Questcor has implemented a new strategy and business model for its principal product, H.P. Acthar® Gel, a natural form of adrenocorticotropic hormone (ACTH). The goal of this new strategy is to make manufacturing and distribution of Acthar economically viable on a stand-alone basis, thus enabling Questcor to continue ensuring the long-term availability of this important product. Based on third quarter results, Questcor may now be in a position to fund important research and development projects, including any future clinical trials that could be required by the FDA.
Demand by patients utilizing Acthar for infantile spasms (IS) and opsoclonus myoclonus syndrome (OMS) has remained at approximately the same levels experienced prior to the implementation of the new strategy. Questcor has also seen a positive pattern of insurance coverage and expanded use of the safety net programs for Acthar patients. As a result, Questcor is not aware of a single IS or OMS patient requiring Acthar that has been denied treatment. While the trend in ordering and insurance reimbursement has resulted in higher net sales, as Questcor expected, since the implementation of its new business model, overall unit demand for Acthar has decreased significantly. In addition, Questcor is now profitable and generating positive cash flows. For the third quarter of 2007, total net sales were $14.8 million.
Since the close of the third quarter, the consistent level of ordering and insurance reimbursement experienced since the implementation of the new strategy in August has continued. However, future Acthar orders may be impacted by several factors: inventory practices at specialty and hospital pharmacies; use of the patient assistance programs; the overall pattern of usage by the healthcare community, including Medicaid and other government entities; and the reimbursement policies of insurance companies. Further, as discussed in more detail below, net sales in future quarters may be reduced to a greater extent than in the third quarter by Medicaid rebates and government chargebacks.
Steve Cartt, Questcor’s Executive Vice President, Corporate Development, noted, “We are pleased that most patients using Acthar have successfully obtained coverage from their insurance plans. So far, very few patients have been denied coverage by their insurance plan for this important product. Those few who have had coverage denied by their insurance plan have been provided drug through the National Organization for Rare Disorders (NORD), an advocacy group for patients afflicted with rare disorders, which provides assistance programs for patients who are otherwise unable to afford their treatments. We have significantly increased our support for NORD and its critically important patient assistance programs, and, as a result, we are not aware of any patient requiring Acthar that has been denied access. This will continue to be a key objective of our business model going forward.”
Don Bailey, Questcor’s Interim President, commented, “The overriding goal of our new strategy is to ensure the continued long-term availability of Acthar. The consistent pace of orders for Acthar and the high level of insurance coverage have been positive and we are encouraged that these trends are continuing up to the date of this report. We are also pleased to see expanded utilization of the patient assistance and co-pay assistance programs, which are sponsored by Questcor and independently operated by NORD.”
Mr. Bailey continued, “The initial results of our new strategy have allowed Questcor to become profitable with positive cash flows. If these positive trends continue, Questcor will achieve its goal of assuring the continued availability of Acthar.”
Questcor believes that financial stability may allow the company to fund important research and development activities that could advance scientific and medical knowledge regarding the treatment of neurological disorders such as IS. These activities could result in improved treatment algorithms for these devastating disorders. The treatment of IS, for example, has not changed significantly in decades, partly because research and development funding has been severely limited. Questcor’s research may include basic science investigation into Acthar’s efficacy in IS, as well as efforts to optimize the clinical use of this unique therapeutic agent. Much is still not fully understood about Acthar, a complex biologic product consisting of the

39-amino-acid peptide ACTH and multiple peptide fragments. The healthcare community would like to better understand how Acthar affects certain rare neurological disorders, such as IS and OMS. Such exploration has the potential to not only enhance clinical outcomes for patients by improving how Acthar is used but may also result in a better understanding of the disorders themselves. In addition, Questcor is examining ways to optimize key Acthar manufacturing processes, building on its substantial investments over the last few years in modernizing the manufacture of Acthar.
Acthar is currently approved in the U.S. for the treatment of multiple sclerosis exacerbations and other conditions. No drug is approved in the U.S. for the treatment of IS, a potentially life-threatening disorder that typically begins in the first year of life. However, pursuant to guidelines published by the American Academy of Neurology and the Child Neurology Society, many child neurologists use Acthar to treat infants afflicted with this condition.
In June 2006 Questcor submitted a Supplemental New Drug Application (sNDA) to the Food and Drug Administration (FDA) and is currently pursuing formal agency approval for Acthar in the treatment of IS. Previously, the FDA granted Orphan Designation to Acthar for the treatment of IS. As a result of this Orphan Designation, if Questcor is successful in obtaining FDA approval for the IS indication, Questcor will also qualify for a seven year exclusivity period during which the FDA is prohibited from approving any other ACTH formulation for IS unless the other formulation is demonstrated to be clinically superior to Acthar.
On November 9, 2007, Questcor met with the FDA to further discuss its sNDA seeking approval of Acthar for the treatment of IS. At the meeting, the FDA concurred with Questcor’s suggested pathway to preparing a complete application for FDA review. This will involve submission of additional information to the FDA. Dr. Steven Halladay, Questcor’s Senior Vice President, Clinical and Regulatory Affairs, commented “Our discussions with the FDA were very helpful and we have been pleased by the supportive and constructive nature of the dialogue. Questcor and the FDA have agreed on the next steps to move the Acthar IS application forward.”
Dave Medeiros, Questcor’s Senior Vice President, Pharmaceutical Operations, commented on Questcor’s development pipeline, “Development efforts on QSC-001, Questcor’s proprietary orally dissolving tablet, or ODT, formulation of hydrocodone and acetaminophen for the treatment of moderate to moderately severe pain, progressed well in the quarter. Currently, our goal is to enter pivotal trials during 2008. Additionally, we have made progress on other development projects.”
Total net sales were $14.8 million and $22.7 million, respectively, for the three and nine month periods ended September 30, 2007 as compared to $4.0 million and $9.4 million for the same periods in 2006. Net sales of Acthar were $14.6 million and $21.8 million, respectively, for the three and nine month periods ended September 30, 2007 as compared to $3.8 million and $9.0 million for the same periods in 2006. In addition, the gross profit margin percent increased to 90 percent for the quarter ended September 30, 2007 as compared to 77 percent for the same period in 2006.
George Stuart, Questcor’s Senior Vice President, Finance and Chief Financial Officer commented, “A portion of Acthar sales are for patients covered under Medicaid and other government related programs. Questcor provides rebates and discounts related to product dispensed to Medicaid patients and purchased by certain government agencies. These Medicaid rebates and government chargebacks are estimated by Questcor each quarter and result in a reduction in Questcor’s net sales. Questcor’s estimates of Medicaid rebates and government chargebacks during the quarter ended September 30, 2007 were based primarily on activity prior to the implementation of Questcor’s new strategy, which occurred in late August. The amount of Medicaid rebates and government chargebacks may increase and represent a greater percentage of sales in periods subsequent to the quarter ended September 30, 2007.”
In connection with the implementation of the new Acthar strategy, coupled with recent clarifications to the Medicaid statute and regulations, Questcor, after extensive review of the statute and regulations and consultation with its regulatory legal counsel, prospectively modified how it determines the per unit amount of its Medicaid rebates to conform with the statute. The modification was implemented commencing in August 2007 and communicated to the administrators of the Medicaid program in September 2007. The modification increased net sales and net income applicable to common shareholders by $4.5 million, or $0.07 and $0.06 per fully diluted share, for the three and nine month periods ended September 30, 2007, respectively. However, for periods after September 30, 2007, the amount of Medicaid rebates and government chargebacks that reduce Questcor’s net sales may result in minimal, if any, net sales revenue to Questcor from products used by Medicaid patients and certain government entities.

Selling, general and administrative expenses were $3.3 million and $13.6 million, respectively, for the three and nine month periods ended September 30, 2007 as compared to $4.2 million and $12.6 million for the three and nine month periods ended September 30, 2006. The decrease in expenses for the quarter ended September 30, 2007 was due primarily to the reduction of Questcor’s field organization from 45 sales representatives to 10 product service consultants and 3 medical science liaisons during the second quarter of 2007. Questcor expects the reduction of its field organization to generate annual cash savings of between $4.0 million and $5.0 million. Other cost reductions are expected to increase the annual cash savings to a range of $5.0 million to $6.0 million.
Research and development expenses were $1.3 million and $3.4 million, respectively, for the three and nine month periods ended September 30, 2007, as compared to $0.5 million and $1.6 million for the three and nine month periods ended September 30, 2006. The increase was due primarily to expenses associated with Questcor’s continued efforts to advance important development projects and the addition of Questcor’s clinical and development leadership team during the fourth quarter of 2006.
Questcor had an insignificant tax rate on its net income for the three and nine month periods ended September 30, 2007. This results from Questcor’s ability to use its net operating loss carryforwards (NOLs) to offset most of its pre-tax income. As of December 31, 2006, Questcor had federal and state NOLs of $101.4 million and $34.6 million, respectively. Questcor’s NOLs may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Questcor is currently evaluating whether there have been any historical changes in ownership that would limit the future use of its NOLs.
Net income applicable to common shareholders totaled $8.4 million, or $0.12 per fully diluted share, for the third quarter of 2007, compared to a net loss applicable to common shareholders of $(1.5) million, or $(0.03) per share, for the third quarter of 2006. Net income applicable to common shareholders totaled $3.1 million, or $0.04 per fully diluted share, for the nine month period ended September 30, 2007, compared to a net loss applicable to common shareholders of $(6.8) million, or $(0.12) per share, for the same period in 2006.
As of September 30, 2007, Questcor had 69.3 million common shares and 2.2 million Series A preferred shares outstanding. As of November 9, 2007, Questcor had cash, cash equivalents and short-term investments of $15.2 million and its accounts receivable balance totaled $22.6 million.
Since the implementation of the new Acthar strategy, Questcor estimates that end user demand for Acthar has been 425 to 475 vials per month. Of this demand, Questcor estimates that approximately 30 percent of vials are used by patients covered by Medicaid and other government related programs. For periods after September 30, 2007, the amount of Medicaid rebates and government chargebacks that reduce Questcor’s net sales may result in minimal, if any, net sales revenue to Questcor from products used by Medicaid patients and certain government entities. As discussed above, Questcor has experienced a consistent level of ordering and insurance reimbursement for Acthar since the inception of the new strategy. While the consistent pattern of ordering and insurance reimbursement are continuing to date, future Acthar orders may be impacted by inventory practices at specialty and hospital pharmacies, greater use of the safety net established for Acthar patients, the pattern of usage by the healthcare community and reimbursement policies of insurance companies.
About Questcor — Questcor Pharmaceuticals, Inc.® (AMEX: QSC) develops and sells pharmaceutical products. Questcor’s products include H.P. Acthar® Gel (repository corticotropin injection) and Doral® (quazepam), which is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings, and/or early morning awakenings. For more information, please visit www.questcor.com.
Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to continue to successfully implement the new strategy and business model for Acthar, Questcor’s ability to identify and hire a permanent Chief Executive Officer, Questcor’s ability to accurately forecast the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, Questcor’s ability to estimate the quantity of Acthar used by government entities and Medicaid eligible patients, that the actual amount of rebates and discounts related to the use of Acthar by government entities and Medicaid eligible patients may differ materially from Questcor’s estimates, the sell-through by Questcor’s distributors, the expenses and other cash needs for upcoming periods, the inventories carried by Questcor’s distributors, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on taxable income, research and development risks, uncertainties regarding Questcor’s intellectual property and the uncertainty of receiving required regulatory approvals in a timely way, or at all, other research, development, and regulatory risks, and the ability of Questcor to acquire products and, if acquired, to market them successfully and find marketing partners where appropriate, as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2006 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
CONTACT INFORMATION:
Questcor Pharmaceuticals, Inc.
IR2@Questcor.com
Don Bailey
Steve Cartt
510-400-0700
EVC Group
Doug Sherk
Julie Huang
646-443-6963

Questcor Pharmaceuticals, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Net product sales	$14,809	$4,045	$22,654	$9,384
Operating costs and expenses:
Cost of product sales (exclusive of amortization of purchased technology)	1,534	945	3,298	2,223
Selling, general and administrative	3,322	4,171	13,619	12,582
Research and development	1,264	544	3,355	1,632
Depreciation and amortization	125	94	373	218

Total operating costs and expenses	6,245	5,754	20,645	16,655

Income (loss) from operations	8,564	(1,709)	2,009	(7,271)
Other income (expense):
Interest income	164	137	555	469
Other income (expense), net	(1)	51	239	29
Gain on sale of product rights	—	—	448	—

Total other income	163	188	1,242	498

Net income (loss) before income taxes	8,727	(1,521)	3,251	(6,773)
Income tax expense	102	—	102	—

Net income (loss)	8,625	(1,521)	3,149	(6,773)
Allocation of undistributed earnings to Series A preferred stock	261	—	95	—

Net income (loss) applicable to common shareholders	$8,364	$(1,521)	$3,054	$(6,773)

Net income (loss) per share applicable to common shareholders — basic and diluted	$0.12	$(0.03)	$0.04	$(0.12)

Shares used in computing net income (loss) per share applicable to common shareholders:

Basic	69,192	56,870	68,986	55,841

Diluted	69,224	56,870	69,985	55,841

Questcor Pharmaceuticals, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	September 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$10,592	$18,425
Accounts receivable, net of allowance for doubtful accounts of $52 and $55 at September 30, 2007 and December 31, 2006, respectively	14,149	1,783
Inventories, net	2,568	2,965
Prepaid expenses and other current assets	628	811

Total current assets	27,937	23,984
Property and equipment, net	570	665
Purchased technology, net	4,042	3,965
Goodwill	299	299
Deposits and other assets	738	722

Total assets	$33,586	$29,635

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,926	$2,154
Accrued compensation	716	1,019
Sales-related reserves	2,141	2,784
Income taxes payable	102	—
Other accrued liabilities	846	521

Total current liabilities	5,731	6,478
Lease termination and deferred rent liabilities	2,027	1,961
Other non-current liabilities	10	18
Preferred stock, no par value, 7,500,000 shares authorized; 2,155,715 Series A shares issued and outstanding at September 30, 2007 and December 31, 2006 (aggregate liquidation preference of $10,000 at September 30, 2007 and December 31, 2006)	5,081	5,081
Shareholders’ equity:
Common stock, no par value, 105,000,000 shares authorized; 69,291,641 and 68,740,804 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	106,826	105,352
Accumulated deficit	(86,107)	(89,256)
Accumulated other comprehensive gain	18	1

Total shareholders’ equity	20,737	16,097

Total liabilities, preferred stock and shareholders’ equity	$33,586	$29,635

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